Exhibit 99.7

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated November 17, 2010 to the Board of Directors of LTX-Credence Corporation (the “Company”) included in Annex C to the Joint Proxy Statement/Prospectus relating to the combination of the Company with Verigy, Ltd. (“Verigy”) that will either be effected through a reorganization where Verigy and the Company would be wholly owned subsidiaries of Holdco, a newly created subsidiary, or through a merger where the Company would become a wholly owned subsidiary of Verigy, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By:	/S/ WILLIAM RIFKIN
Name:	William Rifkin
Title:	Vice Chairman

December 22, 2010